EXHIBIT 4.3

                                 FIRST AMENDMENT
                                       TO
                            STOCK PURCHASE AGREEMENT


     This First Amendment to Stock Purchase Agreement (this "Amendment") is entered into effective as of May 25, 2006, between Michael H. Lee ("Seller"), sole stockholder of WRC Corporation, a Colorado corporation (the "Company"), and ENGlobal Corporation, a Nevada corporation ("Purchaser").

                                    RECITALS

A. Seller and Purchaser entered into a Stock Purchase Agreement dated May 25, 2006 (the "Purchase Agreement"), pursuant to which Purchaser purchased all of the issued and outstanding stock of the Company from Seller and as part of the Purchase Price, Seller acquired 175,000 shares of Common Stock of Purchaser.

B. Seller and Purchaser desire to amend Sections 4.8(c), 4.8(d) and 4.8(e), and to add a new Section 4.8(j), to the Purchase Agreement.

C. Pursuant to Section 6.13 of the Purchase Agreement, the Purchase Agreement may be amended by the written consent of Seller and Purchaser.

D. Terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Purchase Agreement.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the parties hereto hereby amend the Purchase Agreement as follows:

     1. Sections 4.8(c), 4.8(d) and 4.8(e) of the Purchase Agreement are hereby amended to read in their entirety as follows:

          "(c) Within 90 days after Closing, Purchaser shall use its commercially reasonable best efforts to prepare and file with the Securities and Exchange Commission (the "SEC"), a shelf registration statement on Form S-3 (or any replacement registration statement) and any other documents necessary in the opinion of counsel for the Purchaser, and use its commercially reasonable best efforts to have the registration statement declared effective no later than November 30, 2006, so as to permit the registered resale of the Common Stock following the effective date of the Registration Statement. Seller shall cooperate in all respects, including provision of information required to be included in the registration statement, with Purchaser's efforts to comply with this Section 4.8."

          "(d) Notwithstanding the foregoing provisions of this Section 4.8, Purchaser may voluntarily suspend the effectiveness of the registration statement if Purchaser has been advised by its counsel that there is a reasonable good faith basis to believe that the offering of any shares of Common Stock pursuant to the registration statement would materially adversely affect, or would be improper in view of (or improper without disclosure in a prospectus), any transaction or occurrence relating to Purchaser. Thereafter, Purchaser shall use its commercially reasonable efforts to file an amended or replacement registration statement within 60 days of the occurrence of such event and shall use its commercially reasonable efforts to cause the amendment to be declared effective within 90 days of filing. Purchaser shall notify Seller to such effect and, upon receipt of such notice, Seller shall immediately discontinue any sales of Common Stock pursuant to such registration statement until he has received copies of a supplemented or amended prospectus or until he is advised in writing by Purchaser that the then current prospectus may be used and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such prospectus."

          "(e) If any event occurs that would cause the registration statement to contain a material misstatement or omission or not to be effective and useable during the period it is required to be effective, Purchaser shall promptly notify Seller of such event and, if requested, Seller shall immediately cease making offers of the Common Stock and return all prospectuses to Purchaser. Purchaser shall use its commercially reasonable efforts to file an amendment to the registration statement within 60 days of the occurrence of such event and shall use its commercially reasonable efforts to cause the amendment to be declared effective within 90 days of filing. Purchaser shall promptly provide Seller with revised prospectuses and, following receipt of the revised prospectuses, Seller shall be free to resume making offers of the Common Stock."

     2. Section 4.8(j) is hereby added to the Purchase Agreement to read in its entirety as follows:

          "(j) If due to Purchaser's failure to satisfy its commercially reasonable best efforts or commercially reasonable efforts obligation, as applicable, a registration statement is not filed on or prior to the applicable filing deadline or is not declared effective on or prior to the applicable effectiveness deadline set forth in Sections 4.8(c), 4.8(d) or 4.8(e) (each, an "Event"), then upon the occurrence of such Event and on every monthly anniversary thereof until the applicable Event is cured, Purchaser shall pay to Seller, as liquidated damages and not as a penalty, $3,000 in cash; provided, however, that the aggregate maximum amount of such liquidated damages over time may not exceed $12,000. THE PARTIES HERETO AGREE THAT THE LIQUIDATED DAMAGES PROVIDED FOR IN THIS SECTION 4.8(J) CONSTITUTE A REASONABLE ESTIMATE OF THE DAMAGES THAT MAY BE INCURRED BY SELLER BY REASON OF THE FAILURE OF A REGISTRATION STATEMENT TO BE FILED OR DECLARED EFFECTIVE OR AVAILABLE FOR EFFECTING RESALES OF THE COMMON STOCK IN ACCORDANCE WITH THE PROVISIONS HEREOF."

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

     3. Except as herein modified and amended, all terms and conditions of the Purchase Agreement shall remain in full force and effect.

     4. This Amendment shall be governed by the laws of the State of Texas, other than laws that direct the application of the laws of a different state. The parties consent to the exclusive jurisdiction of the state and federal courts located in Harris County, Texas with respect to any controversy relating to this Amendment.

     5. This Amendment may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. Each such multiple counterpart of this Amendment may be transmitted via facsimile or other similar electronic means and a facsimile of the signature of one or more of the undersigned shall be deemed an original signature for all purposes and have the same force and effect as a manually-signed original.



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     EXECUTED to be effective as of the date first set forth above.

                                            SELLER:



                                            /s/ Michael H. Lee
                                            ------------------------------------
                                            Michael H. Lee



                                            PURCHASER:

                                            ENGLOBAL CORPORATION,
                                            a Nevada corporation



                                            By: /s/ William A. Coskey
                                            ------------------------------------
                                            William A. Coskey,
                                            Chairman of the Board





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